Exhibit 99.1

Contact:
Lorin Crenshaw	225.388.7322

Albemarle Reports Third Consecutive Record Quarter

BATON ROUGE, LA - October 24, 2011 –

Third quarter 2011 highlights:

•	Record quarterly earnings for the third consecutive quarter of $1.28 per share, up 25 percent over third quarter 2010 results.

•	Net sales of $723 million for the quarter, up 24 percent from third quarter 2010.

•	Record quarterly net sales and income for our Catalysts segment.

•	EBITDA of $189 million and EBITDA margin of 26 percent for the quarter.

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except per share amounts	2011	2010	2011	2010
Net sales	$722,977	$585,036	$2,161,615	$1,757,789
Segment income	$186,411	$143,899	$538,191	$383,340
Net income attributable to Albemarle Corporation	$116,098	$93,689	$336,837	$238,748
Diluted earnings per share	$1.28	$1.02	$3.66	$2.59
Special item per share	$—	$—	$—	$0.05

Diluted earnings per share excluding special item	$1.28	$1.02	$3.66	$2.64

Albemarle Corporation (NYSE: ALB) reported third quarter 2011 earnings of $116.1 million, or $1.28 per share, compared to third quarter 2010 earnings of $93.7 million, or $1.02 per share. The Company reported net sales of $723.0 million in the third quarter of 2011 compared to net sales of $585.0 million in the third quarter of 2010.

Earnings for the nine months ended September 30, 2011 were $336.8 million, or $3.66 per share, compared to $238.7 million, or $2.59 per share, for the same period in 2010. Excluding the $7.0 million ($4.6 million after tax, or 5 cents per share) charge for restructuring costs in the first quarter of 2010, earnings for the nine months ended September 30, 2010 were $243.3 million, or $2.64 per share. Net sales for the nine months ended September 30, 2011 were $2.2 billion compared to $1.8 billion for the same period in 2010.

Commenting on results, Luke Kissam, President and CEO, stated, “We’re pleased to announce record earnings for the third consecutive quarter. Catalysts’ record performance and the continued strength of the Fine Chemistry business more than offset the expected volume softness seen in Polymer Solutions this quarter versus the first half of the year. These earnings are a testament to our competitive cost position, execution of our pricing strategies and the innovation of our people.”

Quarterly Segment Results

Catalysts generated net sales of $299.5 million in the third quarter of 2011, a 39 percent increase over net sales in the third quarter of 2010, due mainly to favorable pricing and volume impacts as well as favorable impacts from foreign currency. Catalysts segment income was $101.9 million in the third quarter of 2011, up 48 percent over third quarter 2010 results of $68.9 million due primarily to the favorable pricing gains noted above, partly offset mainly by higher variable input costs versus the third quarter of 2010.

Polymer Solutions delivered net sales of $243.9 million in the third quarter of 2011, a five percent increase over net sales in the third quarter of 2010, due to favorable pricing and foreign currency impacts partially offset by lower volumes. Segment income for Polymer Solutions was $54.6 million in the third quarter of 2011, a seven percent decline from $58.5 million in the third quarter of 2010, due primarily to lower volumes and higher variable input costs, partly offset by favorable pricing.

Fine Chemistry net sales in the third quarter of 2011 were $179.5 million, a 30 percent increase over net sales in the third quarter of 2010, due mainly to favorable pricing and volume impacts. Segment income for Fine Chemistry was $30.0 million for the third quarter of 2011, over 80 percent higher than third quarter 2010 results of $16.5 million. This improvement in segment income was due primarily to the favorable pricing and volume performance noted above, partly offset by higher variable input costs and higher charges attributable to noncontrolling interests.

Corporate and Other

Corporate and other expense was $23.5 million for the third quarter of 2011. The increase over the comparable period in 2010 was due mainly to higher personnel-related costs.

Interest and financing expenses increased to $9.7 million for the third quarter of 2011 compared to $6.1 million for the third quarter of 2010, primarily due to higher average interest rates on outstanding borrowings during the 2011 period.

Our third quarter 2011 effective income tax rate was 25.1 percent versus 24.1 percent in the third quarter of 2010. The full year 2011 effective tax rate is expected to be 23.7 percent. Our effective tax rate continues to be influenced by the level and geographic mix of income and benefits from a favorable mix of income in lower tax jurisdictions.

Cash Flow

Our cash flow from operations was approximately $285 million for the nine months ended September 30, 2011, and we had $481.3 million in cash and cash equivalents at September 30, 2011. During the nine months ended September 30, 2011, cash on hand and cash provided by operations funded capital expenditures for plant, machinery and equipment of $127.1 million (versus $50.0 million in the same period of 2010) and dividends to shareholders of $43.1 million. During the third quarter of 2011, we repurchased 3.0 million shares of our common stock as authorized under the terms of our stock repurchase plan. Additionally, we made repayments of long-term debt of $105.1 million and pension and postretirement contributions of $57.6 million during the nine months ended September 30, 2011.

On September 22, 2011, we amended and restated our previous $675.0 million credit facility. Under the terms of the amended and restated five-year, revolving, unsecured credit facility, we have the ability to borrow $750.0 million, which may be increased by an additional $250.0 million. Borrowings under the new credit facility bear interest at the London Inter-Bank Offered Rate plus a spread, currently 0.975%, that varies with our debt rating. We had $120.0 million in outstanding borrowings on this facility at September 30, 2011.

Outlook

We are closely monitoring customer order patterns and other performance trends in our businesses and the markets which they serve in light of current uncertainties in the global economy. While we expect the typical slower year end order patterns in some of our businesses, we believe our businesses are fundamentally strong and still expect that our second half 2011 results will be similar to the first half of the year. We expect to end 2011 well positioned for another successful year in 2012.

Earnings Call

The Company’s performance for the third quarter ended September 30, 2011 will be discussed on a conference call at 11:00 AM Eastern Daylight time on October 25, 2011. The call can be accessed by dialing 800-299-7928 (International Dial In # 617-614-3926), and entering conference ID 71549443. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. Albemarle is committed to global sustainability and is continuing to advance its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry, with Corporate Responsibility Magazine naming Albemarle among its prestigious “100 Best Corporate Citizens” list for

2011. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings and other information regarding the Company, its businesses and markets served.

Forward-Looking Statements

Some of the information presented in this press release, including, without limitation, statements with respect to product development, improvements in productivity, market trends, price and mix changes, expected growth, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy and in our ability to pass through increases; acquisitions and divestitures, and changes in performance of acquired companies; fluctuations in foreign currencies; changes in laws and government regulation of our operations or our products; the occurrence of claims or litigation; the occurrence of natural disasters; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest, including terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings; changes in monetary policies or inflation or interest rates, which may impact our ability to raise capital or increase our cost of funds, the performance of our pension fund investments and our pension expense and funding obligations; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement and other risks; decisions we may make in the future; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our 2011 Quarterly Reports on Form 10-Q.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$722,977	$585,036	$2,161,615	$1,757,789
Cost of goods sold	464,965	388,213	1,418,638	1,208,328

Gross profit	258,012	196,823	742,977	549,461
Selling, general and administrative expenses	77,169	61,924	233,115	195,319
Research and development expenses	20,534	14,336	58,096	43,722
Restructuring and other charges (a)	—	—	—	6,958

Operating profit	160,309	120,563	451,766	303,462
Interest and financing expenses	(9,710)	(6,139)	(28,576)	(18,059)
Other income, net	956	1,303	534	1,584

Income before income taxes and equity in net income of unconsolidated investments	151,555	115,727	423,724	286,987
Income tax expense	38,097	27,886	100,423	68,917

Income before equity in net income of unconsolidated investments	113,458	87,841	323,301	218,070
Equity in net income of unconsolidated investments (net of tax)	9,500	9,179	37,118	29,950

Net income	122,958	97,020	360,419	248,020
Net income attributable to noncontrolling interests	(6,860)	(3,331)	(23,582)	(9,272)

Net income attributable to Albemarle Corporation	$116,098	$93,689	$336,837	$238,748

Basic earnings per share	$1.29	$1.03	$3.70	$2.61
Diluted earnings per share	$1.28	$1.02	$3.66	$2.59
Weighted-average common shares outstanding – basic	89,935	91,312	91,094	91,335
Weighted-average common shares outstanding – diluted	90,958	92,082	92,090	92,129

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands) (Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$481,258	$529,650
Other current assets	968,096	818,548

Total current assets	1,449,354	1,348,198

Property, plant and equipment	2,570,256	2,440,178
Less accumulated depreciation and amortization	1,479,359	1,433,865

Net property, plant and equipment	1,090,897	1,006,313

Other assets and intangibles	728,804	713,570

Total assets	$3,269,055	$3,068,081

LIABILITIES AND EQUITY
Current portion of long-term debt	$12,795	$8,983
Other current liabilities	389,599	355,194

Total current liabilities	402,394	364,177

Long-term debt	878,384	851,927
Other noncurrent liabilities	204,606	266,661
Deferred income taxes	113,048	109,570
Albemarle Corporation shareholders’ equity	1,587,571	1,416,074
Noncontrolling interests	83,052	59,672

Total liabilities & equity	$3,269,055	$3,068,081

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Consolidated Cash Flow Data

(In Thousands) (Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash and cash equivalents at beginning of year	$529,650	$308,791
Cash and cash equivalents at end of period	$481,258	$424,673

Sources of cash and cash equivalents:

Net income	360,419	248,020

Proceeds from borrowings	132,859	58,710

Proceeds from exercise of stock options	1,103	4,679

Uses of cash and cash equivalents:

Capital expenditures	(127,111)	(50,006)

Repurchases of common stock	(178,132)	(14,945)

Repayments of long-term debt	(105,076)	(109,346)

Dividends paid to shareholders	(43,098)	(36,883)

Pension and postretirement contributions	(57,555)	(27,139)

Cash impact from deconsolidation of Stannica JV, net	—	(13,074)

Investments in equity and other corporate investments	(10,868)	(5)

Non-cash items:

Depreciation and amortization	71,926	71,486

Restructuring and other charges (a)	—	6,958

Equity in net income of unconsolidated investments	(37,118)	(29,950)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales:
Polymer Solutions	$243,931	$231,847	$792,604	$683,789
Catalysts	299,531	214,785	827,339	658,438
Fine Chemistry	179,515	138,404	541,672	415,562

Total net sales	$722,977	$585,036	$2,161,615	$1,757,789

Segment operating profit:
Polymer Solutions	$55,219	$58,699	$203,900	$145,193
Catalysts	93,682	61,721	209,251	167,056
Fine Chemistry	34,793	17,799	111,387	50,251

Total segment operating profit	183,694	138,219	524,538	362,500

Equity in net income of unconsolidated investments:
Polymer Solutions	1,357	2,040	6,496	6,859
Catalysts	8,170	7,166	30,796	23,173
Fine Chemistry	—	—	—	—
Corporate & other	(27)	(27)	(174)	(82)

Total equity in net income of unconsolidated investments	9,500	9,179	37,118	29,950

Net income attributable to noncontrolling interests:
Polymer Solutions	(2,021)	(2,235)	(9,200)	(4,749)
Catalysts	—	—	—	—
Fine Chemistry	(4,789)	(1,291)	(14,439)	(4,443)
Corporate & other	(50)	195	57	(80)

Total net income attributable to noncontrolling interests	(6,860)	(3,331)	(23,582)	(9,272)

Segment income:
Polymer Solutions	54,555	58,504	201,196	147,303
Catalysts	101,852	68,887	240,047	190,229
Fine Chemistry	30,004	16,508	96,948	45,808

Total segment income	186,411	143,899	538,191	383,340
Corporate & other	(23,462)	(17,488)	(72,889)	(52,242)
Restructuring and other charges (a)	—	—	—	(6,958)
Interest and financing expenses	(9,710)	(6,139)	(28,576)	(18,059)
Other income, net	956	1,303	534	1,584
Income tax expense	(38,097)	(27,886)	(100,423)	(68,917)

Net income attributable to Albemarle Corporation	$116,098	$93,689	$336,837	$238,748

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The nine months ended September 30, 2010 included charges amounting to $7.0 million ($4.6 million after income taxes, or 5 cents per share) that related principally to reductions in force at our Bergheim, Germany site.

Additional Information

It should be noted that earnings, earnings per share and effective income tax rates which exclude special items, as well as presentations of segment operating profit, segment income, EBITDA, EBITDA excluding special items, EBITDA margin and EBITDA margin excluding special items are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see attached for a supplemental reconciliation of our segment operating profit and segment income amounts to GAAP Operating profit and GAAP Net income attributable to Albemarle Corporation, respectively, as well as for a supplemental reconciliation of our GAAP Net income attributable to Albemarle Corporation to EBITDA and EBITDA excluding special items.

ALBEMARLE CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation

(In Thousands)

(Unaudited)

Our segment information includes measures we refer to as “segment operating profit,” “segment income,” “EBITDA” and “EBITDA excluding special items,” which are financial measures that are not required by, or presented in accordance with, GAAP. The Company has reported segment operating profit, segment income, EBITDA and EBITDA excluding special items because management believes that these financial measures provide transparency to investors and enable period-to-period comparability of financial performance. Segment operating profit, segment income, EBITDA and EBITDA excluding special items should not be considered as alternatives to operating profit or net income attributable to Albemarle Corporation, as determined in accordance with GAAP.

See below for a reconciliation of segment operating profit and segment income, the non-GAAP financial measures, to operating profit and net income attributable to Albemarle Corporation, respectively, the most directly comparable financial measures calculated and reported in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Total segment operating profit	$183,694	$138,219	$524,538	$362,500
Corporate & other *	(23,385)	(17,656)	(72,772)	(52,080)
Restructuring and other charges	—	—	—	(6,958)

GAAP Operating profit	$160,309	$120,563	$451,766	$303,462

Total segment income	$186,411	$143,899	$538,191	$383,340
Corporate & other	(23,462)	(17,488)	(72,889)	(52,242)
Restructuring and other charges	—	—	—	(6,958)
Interest and financing expenses	(9,710)	(6,139)	(28,576)	(18,059)
Other income, net	956	1,303	534	1,584
Income tax expense	(38,097)	(27,886)	(100,423)	(68,917)

GAAP Net income attributable to Albemarle Corporation	$116,098	$93,689	$336,837	$238,748

*	Excludes corporate equity income and noncontrolling interest adjustments of $(77) and $168 for the three-month periods ended September 30, 2011 and 2010, respectively, and $(117) and $(162) for the nine-month periods ended September 30, 2011 and 2010, respectively.

See below for a reconciliation of EBITDA and EBITDA excluding special items, the non-GAAP financial measures, from net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP. EBITDA is defined as Net income attributable to Albemarle Corporation before interest and financing expenses, income taxes, depreciation and amortization. EBITDA excluding special items is defined as EBITDA before the special item as listed below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net income attributable to Albemarle Corporation	$116,098	$93,689	$336,837	$238,748

Add:
Interest and financing expenses	9,710	6,139	28,576	18,059
Income tax expense	38,097	27,886	100,423	68,917
Depreciation and amortization	24,616	23,075	71,926	71,486

EBITDA	188,521	150,789	537,762	397,210
Restructuring and other charges	—	—	—	6,958

EBITDA excluding special item	$188,521	$150,789	$537,762	$404,168

Net sales	$722,977	$585,036	$2,161,615	$1,757,789

EBITDA Margin	26.1%	25.8%	24.9%	22.6%

EBITDA Margin excluding special item	26.1%	25.8%	24.9%	23.0%